Exhibit 6.1

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) shall be effective on the 27 day of August, 2015 (the “Effective Date”) by and between:

and	Capstone Nutrition, a dba of both

Cornerstone Research & Development, Inc.
900 S. Depot Dr.
Ogden, Utah 84404
(collectively “Capstone”)

and

Max International, LLC
7090 Union Park Blvd; Suite 500
Midvale, UT 84047

(“Customer”)

Customer and Capstone are sometimes hereinafter referred to as “Party” or “Parties.”

RECITALS:

A.	Customer is in the business of packaging and marketing nutritional products;

B.	Capstone is in the business of manufacturing, packaging, and supplying nutritional products; and

C.	Customer and Capstone mutually desire that Capstone manufacture, package, and supply, and that Customer purchase, Products (as hereinafter defined) in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and agreements that follow, the Parties agree as follows:

1.	DEFINED TERMS. As used in this Agreement:

1.1	Affiliate shall mean any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, another Person.

1.2	Control shall mean the right to exercise, directly or indirectly, the power to direct or materially influence the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.3	Confidential Information shall hall mean any and all of the following information, whether or not such information is (i) received before or after the Effective Date, (ii) in tangible, written, or electronic form, or derived from specimens, samples, compilations, programs, devices, or other materials, or derived through visual observation or conversation, or (iii) marked or identified as “confidential” or “proprietary” or should be considered confidential given the nature of the information and the circumstances of its disclosure:

1.3.1	Party’s know-how, technology, finances, operations, strategies, pricing, costs, discounts, data, manufacturing methods and processes, patterns, procedures, systems, or techniques, Standard Operating Procedures (“SOP’s”), products, product formulations, recipes for the manufacture and/or compounding of products, product specifications, applications, raw ingredient and packaging sources and suppliers, testing methods and results, batch reports, research and developmental activities, business and marketing plans, customer names and contacts, materials sources, business relationships or contracts with third parties;

1.3.2	the existence and terms, or any information received in the performance, of this Agreement, manufacturing or supply agreements, quality agreements, contracts, Purchase Orders or Sales Order Acknowledgments between the Parties, including the specific Products and volumes purchased, A Party’s Product purchasing patterns and forecasts, either Party’s operations or business affairs, and any other information relating to either Party’s customers or consumers, and

1.3.3	anything that falls within the definition of a “Trade Secret” under the state law of a Party’s principal place of business

1.4	Delivery or Delivered shall mean or shall have occurred upon (a) Product completion, (b) issuance of a Certificate of Analysis, and (c) the earlier of (i) transfer of finished Product to Capstone’s loading dock USA) for shipping, or (ii) transfer of finished Product to Capstone’s warehouse facility for storage. If Capstone has agreed to ship Product to Customer’s buyer(s), then, notwithstanding that the delivery address is other than Capstone’s loading dock, Delivery shall, nevertheless, be deemed to have occurred at the earliest time and place provided in the preceding sentence.

1.5	Dollars or $ shall mean the legal tender of the United States of America.

1.6	Person shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, or other entity.

1.7	Product(s) shall mean those Products specified on Schedule 1, as may be amended from time to time.

1.8	Product Price shall mean the purchase price established on Schedule 1 for each of the Products. All Product pricing is EXW (Ex Works Incoterms 2014) at Capstone’s loading dock.

1.9	Specifications shall mean the specifications provided by Customer and which shall be set forth in Schedule 2 for each Product, and may be amended from time to time by the Parties in writing. Schedule 2, as amended, for each Product shall be the definitive Specifications document and is fully incorporated herein by this reference.

1.10	Third Party shall mean any Person who is not a Party to this Agreement.

1.11	Trademarks shall mean those trademarks and the trade names, distinctive package and label designs, electronic and printed promotional and advertising materials, and all other communications belonging to Customer used in connection with its business,

2.	TRADEMARKS.

2.1	Capstone will use (and has the limited right to use) the Trademarks of Customer in conjunction with packaging and labeling. The Products will be packaged under Customer’s label and Trademarks.

2.2	This Agreement shall not be construed to give Capstone any vested right, title, or interest in any of the Trademarks or copyrighted material of Customer except to the extent and in the manner, time, and places Capstone is authorized and permitted under this Agreement to use the Trademarks.

3.	TERM and TERMINATION. Subject to other provisions of this Agreement, the term of this Agreement is five (5) years, commencing on the Effective Date (the “Term”). Thereafter, the term shall automatically continue year by year (each an “Extension Term”), unless notice is given as hereinafter provided. Either Party may terminate this Agreement at the end of the Term or an Extension Term, without cause, by giving 180 days prior written notice of termination to the other Party. A Party may terminate this Agreement upon the default of the other Party in accordance with Section 14. In the event of termination of this Agreement, Customer shall promptly pay Capstone for (i) Products produced in accordance with this Agreement but not paid for; and (ii) the actual cost of work-in-progress, parts, overhead, and raw materials inventory purchased or incurred by Capstone in furtherance of this Agreement. Termination of this Agreement will not affect this Agreement. Termination of this Agreement will not affect any rights or obligations of the Parties that come into effect upon or after termination or which otherwise survive termination under Section 15.15 and were incurred prior to such termination.

4.	PURCHASE.

4.1	Customer shall order and purchase the Products (see Schedule 1) from Capstone. Customer shall provide Purchase Orders to Capstone for the purchase of Products which shall become binding when Capstone signs and returns to Customer a written Sales Order Acknowledgment accepting the Purchase Order. Acceptance shall be limited to the terms of the Purchase Order unless exceptions are noted on the Sales Order Acknowledgment. Exception terms or conditions shall apply only upon Customer’s specific agreement to such terms or conditions in writing. Schedule 1 lists the Products and the minimum order quantities which must be ordered on Purchase Orders. The terms and conditions of this Agreement shall supersede any inconsistent terms contained in any Purchase Order, Sales Order Acknowledgement, packing slip, or invoice.

4.2	Except for price modifications under Section 4.2.1 below, pricing for the Products, shown on Schedule 1, shall remain firm for the initial 6 months of this Agreement:

4.2.1	Capstone shall have the right to increase any Product Price at any time after the Effective Date of this Agreement, if and to the extent that the total cost of all of the raw materials, packaging materials utilized in manufacturing and packaging the Product, labor, and/or other manufacturing costs, including overhead, when considered as a whole, increases by at least two percent (2%) over the cost of such materials as of the Effective Date of this Agreement or the cost of such materials established as of the date of the most recent price increase.

4.3	Customer will be invoiced the Product Price upon Delivery. Payment terms will be net 30 days. All past-due invoice balances shall bear interest at the rate of 1.5% per month until paid in full. If at any time Customer is in default with respect to any of its obligations under this Agreement, or Customer is insolvent or the subject of an insolvency or bankruptcy proceeding, then in addition to its other rights and remedies hereunder for breach (See Section 14) Capstone may suspend all production and shipment.

5.	NEW PRODUCTS

5.1	During the term of this Agreement, Capstone and Customer may work together to develop new products and new technology, or to make improvements to existing Products. In addition, Customer may desire from time to time to terminate a supply relationship with another manufacturer for an existing product of Customer. Such upon the mutual written agreement of the Parties regarding issues such as pricing, manufacturing, packaging, reimbursement to Capstone for costs of research and development, etc.

5.2	When a product is added to Schedule 1, its manufacture and sale by Capstone to Customer shall be subject to all of the terms and conditions of this Agreement for the remaining term of this Agreement, except as otherwise specified in writing by the Parties

6.	MANUFACTURING. PACKAGING, LABELING, AND SHIPPING. Capstone shall manufacture, package, label, and ship the Products in compliance with the Specifications, applicable provisions of the Federal Food, Drug, and Cosmetic Act and applicable current Good Manufacturing Practices (“cGMP(s)” found in Title 21 of the Code of Federal Regulations, and any other applicable industry, state or federal regulations, unless the Specifications or Purchase Order require manufacture, package, label, or shipment of the Products not in compliance with any of the foregoing laws, regulations, practices or requirements.

6.1	Manufacturing. Capstone shall furnish all raw ingredients and provide all labor, materials and equipment to manufacture the Products unless mutually agreed otherwise.

6.2	Packaging and Labeling: Capstone shall package and label the Products according to the Specifications. Packaging components (bottles, caps, etc.) shall be purchased by either Customer or Capstone, as shall be determined by the Parties on a Product-by-Product basis and agreed to by the Parties.

7.	SHIPPING

7.1	Variation in Amount Shipped; Notice. A variation of plus or minus 5% from the Product quantity agreed to in the Sales Order Acknowledgment may be shipped and invoiced, and will be accepted by Customer. Customer must give Capstone written notice within 30 days after shipment date of Product items not received as part of the shipment but for which Capstone invoices Customer. Failure to give such timely notice will preclude Customer from later seeking or claiming a credit, refund, or reimbursement for such Product items which Customer may allege were not received.

7.2	Delivery. If not otherwise agreed upon in Capstone’s Sales Order Acknowledgment, Product will be Delivered (see Section 1.4) no later than (i) twelve (12) weeks (for Products consisting of tablets or capsules), or (ii) eight (8) weeks (for Products consisting of powders), from the date of issuance of Capstone’s Sales Order Acknowledgment.

7.3	Transportation Charges; Distribution Services. Customer shall be responsible for and pay all transportation charges. If Capstone agrees to ship finished Product to Customer’s buyer(s), then Customer shall prepay or reimburse Capstone for all transportation costs.

7.4	Title; Risk. Ownership, title, and all risk of loss, pertaining to finished Product transfers from Capstone to Customer when the Product has been Delivered, as provided Section 1.4.

8.	PRODUCT RETURNS. Customer shall have the right to return Product to Capstone if the Product does not conform to the Specifications or to Capstone’s warranties herein or if the Product was shipped in error (each a “Nonconforming Product”). Nonconforming Product so rejected may be returned to Capstone at its expense. However, Products not rejected within 30 days after shipping date shall be deemed to have been accepted by Customer. Customer’s sole remedy for nonconforming Products shall be to receive replacement Product from Capstone.

9.	REPRESENTATIONS, WARRANTIES, AND COVENANTS.

9.1	Capstone represents and warrants the following:

9.1.1	Prior to shipment, Products will be manufactured, and shipped substantially in accordance with the Specifications, free from defect in materials and workmanship, and fit for human consumption.

9.1.2	All of the following will be done in accordance with applicable law and applicable cGMP’s found in Title 21 of the Code of Federal Regulations, and any other applicable industry, state or federal regulations established for food products and/or dietary supplements: Warehousing of ingredients, components, and packaging materials for the Products; warehousing of finished goods; and processing, manufacturing, and packaging of Products.

9.1.3	Capstone has the full right and authority to enter into and perform its obligations set forth in this Agreement, that the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Capstone, that no consent is required from any Third Party for Capstone to enter into and perform its obligations under this Agreement except for any consents which have been obtained, and its entering into and performing this Agreement will not violate any contract to which it is a party or any court order to which it is subject.

9.1.4	EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, (A) NEITHER REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OR PERFORMANCE OF GOODS OR PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) CUSTOMER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY CAPSTONE, OR ANY OTHER PERSON ON CAPSTONE’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

9.2	Customer represents and warrants the following:

9.2.1	It is the exclusive owner of the brand names, logos, Trademarks, trade dress used in connection with the Products and all goodwill associated therewith free and clear of all liens, encumbrances, security interests, and rights of any Third Party whatsoever.

9.2.2	Customer has the right to use the formulations furnished by Customer to Capstone for Products being purchased and sold under this Agreement, without infringing the intellectual property rights or trade secret rights of any Person.

9.2.3	Customer has the full right and authority to enter into and perform its obligations set forth in this Agreement, that the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Customer, that no consent is required from any Third Party for Customer to enter into and perform its obligations under this Agreement except for any consents which have been obtained, and it’s entering into and performing this Agreement will not violate any contract to which it is a party or any court order to which it is subject.

9.2.6	That the Products, when manufactured in accordance with the Specifications, are fit for human consumption, fit for their intended use, and comply with all federal, state, and local laws where such Product may be sold.

9.2.7	That the Products, when packaged in accordance with the Specifications for packaging and labeling are in strict compliance with applicable law.

9.2.6	That Customer has sufficient product liability insurance coverage as provided in Section 12.

9.3	Capstone shall indemnify and hold harmless Customer and its Affiliates and their respective owners, agents, officers, and employees from and against any and all claims, liability, loss, cost, expense (including reasonable attorneys’ fees), judgments, and damages which may arise from (a) any breach by Capstone of a representation, covenant, or warranty contained in Section 9.1 or any other breach of this Agreement by Capstone; and (b) the negligence or willful misconduct of Capstone or its agents or employees.

9.4	Customer shall indemnify and hold harmless Capstone and its Affiliates and their respective owners, agents, officers, and employees from and against any and all claims, liability, loss, cost, expense (including reasonable attorneys’ fees), judgments, and damages which arise from (a) any breach by Customer of a representation, covenant, or warranty contained in Section 9.2 or any other breach by Customer of this Agreement; (b) bodily injury (including death) or damage to personal property caused by Customer or its agents or employees; (c) the negligence or willful misconduct of Customer, its officers, directors, owners, members, managers, employees, agents, or contractors; (d) any representations or claims (other than as made by Capstone in this Agreement) made to Third Parties by Customer or its Affiliates or their respective agents or employees or distributees, with respect to the Products, whether contained in Customer advertising, on the labels, or otherwise; (e) final expiration dating of finished Products or sales of Products after their guaranteed freshness date; (f) Customer’s not shipping, warehousing, and distributing finished Product as per the shipping and storage conditions which are specified after the Product has shipped from Capstone; (g) damaging or tampering with the Products by anyone other than Capstone, its employees, agents, contractors, licensees, or invitees; (h) any claims (including without limitation product liability) related to the health, efficacy, safety formula, design, or Specifications of a Product, or any Product ingredient’s status as a new dietary supplement or the like; (i) Capstone’s compliance with the Specifications; and (g) any claim of infringement by the Products or the Trademarks of any intellectual property rights or trade secrets of a Third Party.

10.	NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. SUBJECT ONLY TO THE INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

11.	CONFIDENTIALITY.

11.1	Each Party shall consider all Confidential Information (See Section 1.3) furnished by the other Party to be confidential and shall not disclose any such information to any other Person, or use such information itself for any purpose other than performing this Agreement, unless the Party using such information obtains written permission from the other Party to do so. However, the above restrictions shall not apply to information which:

11.1.1	was known to the receiving Party prior to disclosure by the disclosing Party;

11.1.2	was publicly known prior to disclosure, or later becomes so without breach of this section by the receiving Party;

11.1.3	becomes known to the receiving. Party from a Third Party not under obligation of secrecy to the disclosing Party; or

11.1.4	is developed by the receiving Party without the use of Confidential Information received from the other Party.

11.2	Each Party agrees that its relationship with the other Party is confidential and that it will take all necessary steps to ensure that all employees or agents who require information regarding the relationship between the Parties are advised of and shall protect the confidentiality thereof and shall not disclose the relationship nor discuss the relationship with Third Parties, including Customer distributors, without the express written consent of the other Party.

11.3	Each Party hereby acknowledges that unauthorized disclosure or use of the Confidential Information will cause substantial and irreparable injury to the other Party, that money damages will not be adequately compensate for such injury, and that the Party harmed is entitled to, among other remedies, immediate injunctive and other equitable relief for any breach of this Section.

12.	INSURANCE. Each Party will maintain (and provide proof to the other of the existence of) comprehensive commercial general liability and product liability insurance (including product recall coverage) of not less than $3,000,000 per occurrence and $5,000,000 in the aggregate, with a reputable insurance company. Each Party will name the other as an additional insured on such liability insurance policy and will, if requested, provide to the other a certificate of insurance.

13.	RELATIONSHIP BETWEEN THE PARTIES. Nothing in this Agreement shall be construed to create an agency relationship between Capstone and Customer. Capstone is an independent contractor. Accordingly, no Party shall be liable for any debts, accounts, obligations, or other liabilities or torts of the other Party or its agents or employees, except as this Agreement may otherwise expressly provide.

14.	DEFAULT. If either Party breaches any material provision of this Agreement and fails to cure such breach within the cure period specified herein after a written demand for performance by the other Party, the non-breaching Party shall have the right to pursue any and all remedies available at law or in equity, including without limitation the right to terminate this Agreement, the right to pursue specific performance, the right to pursue money damages, and the right to pursue remedies set forth elsewhere in this Agreement. The cure period for payment of invoices hereunder shall be 10 days. The cure period for all other breaches hereunder shall be 60 days.

15	GENERAL.

15.1	Incorporation. All schedules and exhibits attached hereto are incorporated herein by this reference.

15.2	Effect of Invalidity. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid, the Parties agree that the invalid provision shall be severed and the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both Parties subsequent to severance of the invalid provision.

15.3	Force Majeure. Failure of either Party to perform any of the provisions of this Agreement by reason of any of the following shall not constitute an event of default or breach of this Agreement: strikes, picket lines, boycott efforts, fires, floods, accidents, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including without limitation any agency or department of the United States of America), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products, inability to obtain materials or labor, or other causes which are reasonably beyond the control of the defaulting Party.

15.4	Notices. Unless otherwise stated herein, all notices and other communications from either Party to the other hereunder shall be in writing and shall be deemed given when delivered personally or when deposited in the U.S. mail, certified or registered, return receipt requested, postage paid and properly addressed to the Party to whom notice is being given at the Party’s address shown in the initial paragraph of this Agreement. Either Party may change the address for notices herein by giving notice to the other in accordance with this Section.

15.5	Entire Agreement. This Agreement (including Schedules 1 and 2 hereto) contains the entire agreement of the Parties. It supersedes any and all contracts, arrangements, commitments and offers, oral and written, heretofore made by the Parties with reference to the subject matter hereof. It may not be changed orally but only in writing signed by both Parties.

15.6	No waiver. Any failure by either Party hereto to exercise any of its rights hereunder shall not be construed as a waiver of such rights, nor shall any such failure preclude exercise of such rights, nor shall any such failure preclude exercise of such rights at any later time.

15.7	Taxes. All prices are exclusive of, and Customer is solely responsible for, and shall pay, and shall hold Capstone harmless from, all Taxes, with respect to, or measured by, the manufacture, sale, shipment, use or price of the Products (including interest and penalties thereon); provided, however, that Customer shall not be responsible for any Taxes imposed on, or with respect to, Capstone’s income, revenues, gross receipts, personnel or real or personal property or other assets.

15.8	Governing Law. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive and procedural laws of the State of Capstone’s applicable manufacturing facility.

15.9	Place of Suit. If either Party brings legal action to enforce or interpret any provision of this Agreement, such action shall be filed only in courts of proper jurisdiction in the State and County of Capstone’s applicable manufacturing facility. All parties submit themselves to the jurisdiction of courts specified herein and agree that service of process may be effected by registered mail (with return receipt requested) sent to the address specified in paragraph (a) above or by any other means appropriate under the laws of the state where the legal action is filed.

15.10	Assignment. Neither this Agreement, nor any right or interest herein may be assigned by either Party without the express written consent of the other Party. This restriction shall not apply in the event of the change of Control, merger, or sale of substantially all of the assets of the business of either Party.

15.11	Headings. Section headings are for convenience only and are not to be construed as part of this Agreement.

15.12	Attorneys Fees. If any action or lawsuit is brought by either Party to enforce or interpret this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees, expenses, and costs of suit.

15.13	Authority. Each Person executing this Agreement represents and warrants that he or she has authority to execute and deliver this Agreement as a binding contract of the Party for whom he or she is signing.

15.14	Counterparts/Facsimile Signatures. For convenience of the Parties, this Agreement may be executed in one or more counterparts, all of which taken together shall constitute one Agreement. Signatures transmitted by facsimile shall constitute original signatures.

15.15	Survival. The terms and conditions of Sections 1, 2, 3, 4, 8, 9, 10, 11, 12, and 15 will survive the expiration or termination of this Agreement.

[Remainder of Page Left Blank; Signature Page Follows]

STATE OF UTAH

OFFICE OF THE LIEUTENANT GOVERNOR

Certificate

1. Country: United States of America
2. This public document has been signed by LORI ANN CHIGBROW
3. Acting in the capacity of NOTARY PUBLIC, STATE OF UTAH
4. Bears the seal/stamp of LORI ANN CHIGBROW, NOTARY PUBLIC, STATE OF UTAH

Certified

5. at Salt Lake City, Utah, U.S.A.
6. the 31st day of August, 2015
7. by Spencer J. Cox, Lieutenant Governor, State of Utah, U.S.A.
8. Number: 285699
9. Seal/Stamp:

THE GREAT SEAL OF THE STATE OF UTAH 1896

10. Signature

Spencer J. Cox
Lieutenant Governor

This certification attests only to the authenticity of the signature of the official who signed the affixed document, the capacity in which that official acted, and where appropriate the identity of the seal or stamp which the document bears. This certification is not intended to imply that the contents of the document are correct, nor that they have the approval of the State of Utah.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the day and year first above written.

Customer:

By: [signature]

Print Name: Joseph F. Voytlcky

Title: CEO

State of Utah
County of Salt Lake

Capstone:

Subscribed & sworn/affirmed to before me on this 28th day of August 2015 by Joseph F Voyticky.

Lori Ann Chigbrow
Notary Public

By: [signature]

Print Name: Jared K Leishman

Title: COO

LORI ANN CHIGBROW
NOTARY PUBLIC-STATE OF UTAH
COMMISSION# 662003
COMM. EXP. 02-04-2017

State of Utah)
) §
County of Weber)

Subscribed and sworn/affirmed to before me on this 27 day of Aug,

2015, by Jared K Leishman.

[signature]
Notary Public

KATHARINE SEEBERGER
NOTARY PUBLIC • STATE of UTAH
COMMISSION NO. 671675
COMM. EXP. 12-16-2017

13

Schedule 1

(Products and Pricing)

(Attached to and forming part of Manufacturing and Supply Agreement)

Schedule 2

(Products and Specifications)

(Attached to and forming part of Manufacturing and Supply Agreement)